Yanglin Soybean (YSYB.OB)
First Quarter 2009 Earnings Conference Call
Tuesday, May 19, 2009, 8:30 a.m. EDT

Participants

Mr. Shulin Liu – Chief Executive Officer
Mr. Bode Xu – Chief Financial Officer
Mr. Eddie Cheung – IR, Grayling

Dial-In (Toll Free): (877) 407-0781
Dial-In (International): (201) 689-8568

Operator

Greetings and welcome to Yanglin Soybean’s first quarter 2009 earnings conference call.  At this time, all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host Mr. Eddie Cheung, with Grayling.  Thank you, you may begin.

Eddie

Thank you. Before we start, I would like to remind everyone that this conference call might contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Yanglin’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.  These risks are detailed in Yanglin’s filings with the SEC. The information set forth should be read in light of such risks. Yanglin assumes no obligation to update the information contained in this press release or filings.

Joining us on today's call are Mr. Liu Shulin, chief executive officer, and Mr. Bode Xu, chief financial officer. Mr. Liu, the CEO, will now deliver his opening remarks.  Please go ahead, sir.

Mr. Liu (with translation, paragraph by paragraph)

大家好，歡迎参加阳霖大豆2009年第一季度的投资人電話會議。
Hello, and welcome everyone to our first quarter 2009 earnings conference call.

第一季度因為中国政府購買國內大豆，加强戰略儲備，使我們的原材料價格高於正常水平。我們相应的策略性的减少了我們的大豆購買量。儘管如此， 我們仍然看到市场对我们的大豆製品有旺盛的需求。我們非常有信心，并看好即將到來的第三季和第四季度的业绩。
Our first quarter financial results were impacted as the government’s strategic reserve purchase for domestic soybeans push our raw material prices higher than normal. Given the unfavorable pricing environment, we strategically curtailed our purchase volume of soybeans to avoid absorbing the higher cost of raw materials. Nonetheless, our internal operations remain strong and that demand for our soybean products continues to be brisk. That’s why we remain quite confident that we will see better performance in the latter quarters.

从财务状况来看，我們的流動資金狀況仍非常稳定。我們第一季度结束时仍有超過3300萬美元的現金。和我們一些競爭對手相比，我们有相对健康的資產負債表。
Our liquidity position remains very solid. We ended the first quarter with over $33 million in cash and cash equivalents. Our healthy balance sheet will enable us to weather this period much better than some of our weaker competitors.

我們相信目前是过渡阶段，波動性是暂时的，所以我們采取了一系列压缩成本的措施，以维持我們的競爭力，包括降低产能利用水平，員工临时 休假，及降低能耗等等。
As we go through this period of temporary volatility, we are conducting a series of cost saving measures throughout our operations to maintain our near-term competitiveness, including lowering utilization level, temporary employees furlough, and reduced energy consumption.

我們作為國內領先的大豆加工企业的地位是得到大众认可的。當短期波動平息后，我們認為阳霖大豆能够在2009年内重新 获得利潤的增長。我期待著在未来向投资人汇报我們最新的发展情況。现在讓我们的首席财务官徐先生向大家宣读2009 年第一季度業績。在徐先生讲完以后，我会回来回答大家的提問。
Our position as a leading domestic soybean processor is unquestioned. When the near-term volatilities subside and normal industry dynamics returns, we believe Yanglin is well positioned for another profitable growth year in 2009. I look forward to updating you on our progress in the future. With that, let me turn the call over to Mr. Xu, who will review the first quarter 2009 financial results. After the prepared financial review, we will come back to take your questions.

Bode

Thank you, Mr. Liu.  I will now quickly review our financial results for the first quarter of 2009.

Total revenue for the first quarter of 2009 were $43 million, compared to $65.3 million recorded for the same period in 2008.

Sales of soybean meals during the quarter were $29.5 million, as compared to $37.9 million from the year ago quarter. Sales of soybean oil were $11.6 million, as compared to $20 million from the year ago quarter. Sales of salad oil during the quarter were $1.9 million, as compared to $7.4 million from the year ago quarter.

Gross loss for the first quarter of 2009 was $1.1 million, as compared to a profit of $6.8 million for the same period in 2008.

The decrease in sales revenue and gross profit during the first quarter was driven primarily by the government’s national strategic reserve purchase of soybeans at higher than normal market price, in response to the negative impact of cheap imported soybeans in large volume on domestic soybeans. This measure forced us to absorb considerably higher costs of raw materials, while the prices of our soybean products were kept low in the period due to the influence of products using low cost imported soybeans as raw materials.

Total operating expenses for the first quarter of 2009 increased to $1.1 million, from $747,237 in the same period last year.

Selling expenses for the first quarter of 2009 increased to $69,246 as compared to $54,425 in the first quarter of 2008.

General and administrative expenses for the first quarter of 2009 were $1 million, as compared to $692,812 in the year-ago quarter.

The Company incurred a one-time loss of about $229,000 for the disposal of fixed assets.

Total operating expenses accounted for 2.5% of total revenue in the first quarter, as compared to 1.1% in the same period of 2008.

Operating loss for the first quarter of 2009 was $2.2 million, as compared with of a profit of $6.1 million for the same period in 2008.

Net interest expenses decreased by $208,888 on a year-over-year basis for the quarter ended March 31, 2009. Net interest expenses declined during the quarter mainly because of lower bank borrowings. As a percentage of sales revenue, net interest expenses accounted for 0.1% for the quarter.

The Company continues to enjoy its income tax exempt status during the entire calendar year 2009. The status will be up for review at the end of 2009. The Company continues to expect that it will receive preferential tax treatment from the local and central governments going forward.

Net loss for the first quarter of 2009 totaled $2.3 million, or $0.06 per diluted share, compared with net income of $5.8 million, or $0.17 per diluted share in the same period one year ago.

The Company’s financial position remains strong as most sales are on a cash basis with customers paying in advance to secure supplies. The Company's balance sheet as of March 31, 2009 included cash and cash equivalents of $33.2 million, compared with $30.4 million at December 31, 2008.

The Company has net working capital of $36 million at the end of March 31, 2009. Total shareholders' equity was $70.7 million.

As we look ahead, we expect that demand for domestic soybean meal products may continue to improve throughout the year. The demand for animal feed from the aquatic products industry should pick up in May, and should reach peak level in the late second and early third quarter. As a result, we expect soybean meal products prices to increase accordingly.

On the supply side, we anticipate China to have another good soybean harvest in 2009, helping to alleviate some of the tight domestic soybean supplies situation. Most important of all, is the fact that the restocking by the Chinese government will run its course very soon, and the end of the national strategic reserve purchase should help ease the pressure from more imported soybeans coming into the country.

We continue to believe that we have the right strategy, and the right mix of products to perform well in the years ahead.

We thank you for your interest and support for Yanglin Soybean. With that, let me bring back Mr. Liu so we can begin to take your questions. Operator?

Operator

Thank you.  Ladies and gentlemen, we will be conducting a question-and-answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the * keys.  One moment please, while we poll for questions.

Once again, please press *1 to ask a question at this time.

Q&A SESSION

Operator

Thank you.  There are no further questions at this time.  I will turn the conference back to management for closing comments.

Eddie

Thank you for joining us today. We look forward to updating you on our second quarter 2009 results. Feel free to get in touch with us anytime if you have further questions, concerns or comments. Thank you.